Larson-Davis Incorporated and Subsidiaries

                     EARNINGS (LOSS) PER SHARE CALCULATION

                              Year ended June 30,

                                                                         1996                   1995

Income (loss) from continuing operations                            $  (1,726,082)         $     458,511

Dividends on preferred stock                                              (48,750)                     -
                                                                    --------------         -------------


Income (loss) from continuing operations applicable to
   common stock                                                        (1,774,832)               458,511

Loss from discontinued operations                                               -               (770,128)
                                                                    -------------          --------------


Net loss applicable to common stock                                 $  (1,774,832)         $    (311,617)
                                                                    ==============         ==============

Shares:
   Common shares outstanding during the entire year                     6,559,479              5,827,249

   Weighted average common shares issued during the year                1,579,243                273,743
                                                                    -------------          -------------


   Weighted average common shares outstanding during
     the year                                                           8,138,722              6,100,992

   Dilutive effect of common stock equivalents under stock
     warrants and options                                               1,178,575                126,715
                                                                    -------------          -------------


   Weighted average common and dilutive common
     equivalent shares outstanding                                      9,317,297              6,227,707
                                                                    =============          =============

Earnings (loss) per common share:
   Continuing operations                                            $       (0.19)         $        0.07
   Discontinued operations                                                      -                  (0.12)
                                                                    -------------          --------------


Net earnings (loss)                                                 $       (0.19)         $       (0.05)
                                                                    ==============         ==============



Because outstanding options and warrants qualify as common stock equivalents, primary earnings per share and fully diluted earnings per share are the same.